Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
STOCK REPURCHASE AUTHORIZATION

VERO BEACH, Fla. – (December 17, 2012) – ARMOUR Residential REIT, Inc. (NYSE:ARR and ARR PrA) (NYSE MKT: ARR.WS) (“ARMOUR” or the “Company”) announced today that its Board of Directors has authorized the Company to repurchase up to $100 million of its outstanding shares of common stock.  Shares may be purchased in the open market, including block trades, through privately negotiated transactions, or pursuant to a trading plan separately adopted in the future.  The timing, manner, price and amount of any repurchases will be at the discretion of the Company, subject to the requirements of the Securities Exchange Act of 1934 and related rules.  The program does not oblige the Company to repurchase any shares and it may be modified, suspended or terminated at any time and for any reason.  The Company does not intend to purchase shares from its directors, officers or other affiliates.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities ("RMBS") issued or guaranteed by U.S. Government-sponsored entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC ("ARRM"). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340